Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement No. 333- 208640 on Form N-14 (the “Registration Statement”) of our report dated September 22, 2015, relating to the financial statements and financial highlights of BlackRock Municipal Income Investment Trust (the “Trust”), appearing in the Trust’s Annual Report on Form N-CSR for the year ended July 31, 2015. We also consent to the incorporation by reference in this Registration Statement of our report dated October 23, 2015, relating to the financial statements and financial highlights of BlackRock Municipal Bond Investment Trust (the “ MB Trust”), appearing in the MB Trust’s Annual Report on Form N-CSR for the year ended August 31, 2015.

We also consent to the references to us under the headings “Other Service Providers”, “Financial Highlights” and “Independent Registered Public Accounting Firm,” in the Joint Proxy Statement/Prospectus and “Board Leadership Structure and Oversight” and “Form of Agreement and Plan of Reorganization” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

February 1, 2016